Exhibit 99.1

VAIL RESORTS

NEWS RELEASE
FOR IMMEDIATE RELEASE

Vail Resorts Contacts:
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com
Investor Relations:  Jeff Jones, CFO, (303) 404-1802, jwjones@vailresorts.com

VAIL RESORTS ANNOUNCES STRONG FISCAL 2007 THIRD QUARTER RESULTS
●	Third quarter net income of $78.5 million, or $1.99 per diluted share, a 14.9% increase in net income and a 13.7% increase in earnings per diluted share over the prior year third quarter.
●	Third quarter Resort revenue of $352.4 million, a 5.4% increase over the prior year third quarter.
●	Third quarter Resort Reported EBITDA of $169.9 million, a 9.5% increase over the prior year third quarter.

BROOMFIELD, Colo. - June 8, 2007 - Vail Resorts, Inc. (NYSE: MTN) announced today financial results for the third quarter of fiscal 2007 ended April 30, 2007.
The Company uses the term “Reported EBITDA” and “Reported EBITDA excluding stock-based compensation” when reporting financial results in accordance with SEC rules regarding the use of non-GAAP financial measures. The Company defines Reported EBITDA as segment net revenue less segment operating expense plus segment equity investment income or loss.

THIRD QUARTER PERFORMANCE
Mountain Segment
Mountain revenue increased $13.9 million, or 4.7%, in the third quarter of fiscal 2007 to $308.7 million from $294.8 million for the comparable quarter last fiscal year. Mountain expense increased $3.6 million, or 2.4%, to $153.0 million. Mountain Reported EBITDA grew $11.3 million, or 7.7%, to $157.4 million compared to $146.1 million for the comparable quarter last fiscal year.

Lodging Segment
Lodging revenue increased $4.2 million, or 10.5%, in the third quarter of fiscal 2007 to $43.6 million from $39.5 million for the comparable quarter last fiscal year. Lodging expense increased $0.6 million, or 2.0%, to $31.1 million. For the third quarter of fiscal 2007, the Lodging segment revenue included $2.6 million of revenue associated with the termination of the management agreement at The Equinox (pursuant to the terms of the management agreement) as a result of the sale of the hotel by the hotel owner. Lodging Reported EBITDA grew $3.5 million, or 39.4%, to $12.5 million compared to $9.0 million for the comparable quarter last fiscal year.

Resort - Combination of Mountain and Lodging Segments
Resort revenue, the combination of Mountain and Lodging revenue, increased $18.1 million, or 5.4%, in the third quarter of fiscal 2007 to $352.4 million from $334.3 million for the comparable quarter last fiscal year. Resort expense increased $4.2 million, or 2.3%, to $184.1 million. Third fiscal quarter Resort Reported EBITDA increased $14.8 million to $169.9 million, a 9.5% increase over the comparable quarter last fiscal year. Resort Reported EBITDA excluding stock-based compensation increased $15.2 million, or 9.8%, to $171.2 million.

Real Estate Segment
Real Estate revenue increased $10.0 million, or 140.5%, in the third quarter of fiscal 2007 to $17.1 million from $7.1 million for the comparable quarter last fiscal year. Real Estate expense increased 122.2% to $25.3 million. Real Estate Reported EBITDA for the quarter ended April 30, 2007, decreased $3.9 million, or 90.5%, to a loss of $8.1 million compared to a loss of $4.3 million in the comparable quarter last fiscal year.

Total Performance
Total revenue increased $28.1 million, or 8.2%, in the third quarter of fiscal 2007 to $369.5 million from $341.4 million for the comparable quarter last fiscal year. Income from operations for the quarter increased $12.9 million, or 10.5%, to $136.2 million. The Company recorded total pre-tax stock-based compensation expense of $1.7 million in the three months ended April 30, 2007, as compared to $1.1 million for the three months ended April 30, 2006.
The Company reported third quarter fiscal 2007 net income of $78.5 million, or $1.99 per diluted share, compared to net income of $68.3 million, or $1.75 per diluted share, for the same quarter last fiscal year. Excluding stock-based compensation expense, the Company’s net income for the third quarter of fiscal 2007 would have been $79.6 million, or $2.02 per diluted share, compared to net income of $69.1 million excluding stock-based compensation, or $1.77 per diluted share, for the same quarter last fiscal year.

NINE MONTH PERFORMANCE
Mountain Segment
Mountain revenue grew $45.6 million, or 7.8%, for the nine months ended April 30, 2007, to $626.9 million from $581.3 million for the comparable period last fiscal year. Mountain expense increased $20.0 million, or 5.4%, to $392.4 million. Mountain Reported EBITDA in the first nine months of fiscal 2007 grew $26.6 million, or 12.5%, to $238.5 million compared to $212.0 million for the comparable period last fiscal year.

Lodging Segment
Lodging revenue increased $3.5 million, or 3.1%, for the nine months ended April 30, 2007, to $116.8 million from $113.3 million for the comparable period last fiscal year. Lodging expense decreased $2.8 million, or 2.8%, to $98.2 million. For the first nine months of fiscal 2006, the Lodging segment included revenue of $5.2 million and operating expenses of $4.4 million related to Snake River Lodge & Spa (“SRL&S”), which was sold in January 2006. Excluding the impact of the sale of SRL&S, Lodging revenue increased $8.8 million, or 8.1%. Additionally, revenues for the nine months ended April 30, 2007, included $2.6 million of revenue associated with the termination of the management agreement at The Equinox (pursuant to the terms of the management agreement) as a result of the sale of the hotel by the hotel owner and $2.4 million of revenue associated with the termination (pursuant to the terms of the management agreement) at The Lodge at Rancho Mirage, in conjunction with the closing of the hotel as part of a redevelopment plan by the current hotel owner. Lodging Reported EBITDA in the first nine months of fiscal 2007 grew $6.3 million, or 51.7%, to $18.6 million compared to $12.3 million in the comparable period last fiscal year.

Resort - Combination of Mountain and Lodging Segments
Resort revenue, the combination of Mountain and Lodging revenue, increased $49.2 million, or 7.1%, for the nine months ended April 30, 2007, to $743.8 million from $694.6 million for the comparable period last fiscal year. Resort expense increased $17.2 million, or 3.6%, to $490.6 million. Resort Reported EBITDA in the first nine months of fiscal 2007 increased $32.9 million to $257.2 million, a 14.7% increase over the comparable period last fiscal year. Resort Reported EBITDA excluding stock-based compensation increased $33.2 million, or 14.6%, to $261.1 million.

Real Estate Segment
Real Estate revenue increased $80.0 million, or 395.8%, for the nine months ended April 30, 2007, to $100.3 million from $20.2 million for the comparable period last fiscal year. Real Estate expense increased 327.2% to $101.8 million. Real Estate Reported EBITDA in the first nine months of fiscal 2007 improved $2.0 million, or 57.4%, to a loss of $1.5 million compared to a loss of $3.5 million in the comparable period last fiscal year.

Total Performance
Total revenue increased $129.2 million, or 18.1%, for the nine months ended April 30, 2007, to $844.0 million from $714.8 million for the comparable period last fiscal year. Income from operations for the nine months increased $32.7 million, or 21.7%, to $183.1 million. The Company recorded total pre-tax stock-based compensation expense of $5.5 million in the nine months ended April 30, 2007, as compared to $4.7 million for the nine months ended April 30, 2006.
The Company reported net income of $95.7 million, or $2.44 per diluted share, for the first nine months of fiscal 2007 compared to net income of $77.0 million, or $2.01 per diluted share, for the same period last fiscal year. Excluding stock-based compensation expense, the Company’s net income for the first nine months of fiscal 2007 would have been $99.1 million, or $2.52 per diluted share, compared to net income of $80.0 million excluding stock-based compensation, or $2.08 per diluted share, for the same period last fiscal year.

Business Commentary and Outlook
Robert Katz, Chief Executive Officer, commented, “I am very pleased with our results in the third quarter and for the entire 2006/2007 ski season. With the nine months ended April 30, 2007, incorporating our entire ski season, our Mountain segment revenue increased 7.8% with a lift ticket revenue increase of 9.1% compared to the prior year nine months. The lift revenue increase was attributable to a 10.3% increase in our effective ticket price as well as a 17.7% increase in season pass revenue, partially offset by a decrease in visitation for the nine months. The season pass revenue growth was due to the combination of more passes sold and higher pass prices. Our effective ticket price was positively impacted by an increase in absolute pricing of our individual lift ticket and pass products, as well as an increase in the mix of our destination guest visitation, who generally purchase higher priced tickets. We are pleased that our destination visitation increased on an absolute basis and constituted 64% of total visitation compared to 60% in the prior year. This also benefited our ancillary businesses including ski school where revenues grew 8.6% over the prior year ski season. In addition, the capacity for destination visitation growth will be further amplified when projects such as The Arrabelle in Vail open their doors starting in the 2007/2008 ski season.”
Katz continued, “While the 2006/2007 ski season presented some challenging weather, we were able to continue to drive significantly improved year-over-year Resort performance. This certainly is a testament to the success of our capital investments in improving the quality of our resorts, our commitment to expanding our destination visitation base, the benefit of our season pass programs, the passion of our employees and the outstanding experience we provide our guests. Total visitation at all five of our resorts for the 2006/2007 ski season decreased 1.1% compared to the prior season. While the Colorado resorts’ visitation for the 2006/2007 ski season increased 1.0%, Heavenly’s visitation experienced a 12.0% decline related to highly unfavorable weather conditions throughout the ski season. The increase in Colorado visitation was driven by a 7.0% increase in destination guests, offset by an 8.6% decline from in-state visitation. In-state Colorado visitation, including visitation by season pass holders, was negatively impacted by adverse weather conditions especially in the Denver metropolitan area. We are very excited with the performance of Keystone, which had an outstanding season. Keystone had very strong destination visitation and modest growth in in-state visitation, resulting in a 7.0% increase in skier visits over the 2006/2007 ski season. In addition, Breckenridge and Beaver Creek realized new skier visitation records this season for their respective resorts. The positive impact of the destination visitation at our resorts also carried over to our Lodging segment. The average daily rate and revenue per available room, excluding The Equinox and The Lodge at Rancho Mirage termination fee revenue and the impact of the Snake River Lodge & Spa sale, increased 8.3% and 10.7%, respectively, for the nine months at our owned lodging properties and condominiums that we manage around our mountain resorts.”
Katz added, “Looking ahead towards the next winter season, the Company’s marketing activities are already showing positive results in our spring sales of season passes for the 2007/2008 season. Pass sales to date increased 39% in units and 54% in sales dollars over the same period last year. The increase in season pass sales is largely due to a higher number of renewals at this point in our selling process combined with an 11% increase in effective pass price for our spring sales. However, it clearly establishes early momentum going into the 2007/2008 ski season.”
Commenting on the Heavenly Master Plan Amendment Katz said, “We are excited about the recent unanimous approval of Heavenly Mountain Resort’s 2006 Master Plan Amendment by the Tahoe Regional Planning Agency’s Governing Board, effectively charting the course for Heavenly over the next ten years as a premiere mountain destination and putting Heavenly at the forefront of environmental stewardship within the snow sports industry. Phase I projects approved under the plan include the replacement of the existing Olympic fixed-grip chair lift with a high-speed, detachable lift, a 1,000-seat on-mountain restaurant, 152 acres of new ski trails and a zip line adventure ride. This plan creates a new opportunity for us to further enhance the guest experience at Heavenly.”
On our real estate business, Katz said, “Our real estate activity not only advances in Vail with The Arrabelle, The Front Door, The Ritz-Carlton Residences and Ever Vail projects, but also with significant opportunities in Breckenridge. We are in the process of designing Peak 8 in Breckenridge with initial plans calling for a new Peak 8 base area including a seven building multi-use development, anticipating 325,000 to 350,000 saleable residential square feet or approximately 280 units, 48,000 square feet of skier services and 14,000 square feet of commercial space. The first phase of this project, Building 801, is expected to include 89 studio to four-bedroom ski-in/ski-out residences with approximately 100,000 to 110,000 saleable residential square feet. At our Crystal Peak development on Peak 7, we have 45 of the 46 units under contract at an average sales price per square foot of $962, representing gross sales proceeds of $54.4 million.”
Katz added, “We are pleased with the progress on The Arrabelle at Vail Square project in LionsHead where we currently anticipate the hotel and commercial components to be open before the end of our second fiscal quarter in 2008 and the condominiums to all close within fiscal 2008. In addition, the marketing of The Ritz-Carlton Residences, Vail project continues with 71 whole ownership two- to six-bedroom condominium units and 45 fractional ownership units. Of the 54 executed reservations announced in the second quarter earnings release, we have converted 74% of these reservations into executed contracts. We currently have a total of 40 whole ownership units and all 45 fractional units under contract, representing 62% of total expected revenue.”
As an update on the Vail Mountain Club Katz said, “The marketing of the Vail Mountain Club, an exclusive slope-side private club steps from the Vista Bahn Express lift, is on-going with 107 full memberships, which include parking privileges, and an additional 105 social memberships, which exclude parking, sold to date. We have been able to increase our pricing of the full memberships to a membership initiation fee deposit of $260,000 and the social memberships to a membership initiation fee deposit of $105,000. We currently have total sales commitments representing $37.3 million of total proceeds when paid in full.”
On our lodging business, Katz commented, “We are extremely excited about our recent announcement of adding the Hotel Jerome, a celebrated historic luxury property in Aspen, to our portfolio of RockResorts’ properties. RockResorts also confirmed that it plans to operate The Chateau at Heavenly Village at the base of Heavenly. The Chateau at Heavenly Village will stand out as the jewel of South Lake Tahoe, connecting Heavenly’s world-class slopes to the treasured shore of Lake Tahoe. Construction of the proposed LEED-certified redevelopment project has commenced and the $420 million, 11.53 acre redevelopment will include two luxury condo-hotels, a 16,000 square-foot RockResorts Spa, convention center and a collection of shops and restaurants, and is expected to be completed in early winter 2009.”
On the retail/rental business, Katz said, “Specialty Sports Ventures, a joint venture majority owned by Vail Resorts, has closed its acquisition of 18 Breeze Ski Rental shops at locations throughout Colorado, California and Utah. With this acquisition, Specialty Sports Ventures becomes one of the leading ski rental and retailers in the United States with a total of more than 145 shops in Colorado, California and Utah. The acquisition also included an agreement whereby Vail Resorts directly purchased two Starbucks retail stores adjacent to the Breeze locations at the base of Aspen Mountain and in Dumont along the I-70 corridor. The acquisition of the 18 strategically located Breeze ski and snowboard rental shops and the Starbucks locations further enhances our Company’s ability to provide the highest levels of service to our skiing and snowboarding guests. The addition of stores along the I-70 corridor in Colorado, the gateway to the state’s most visited mountain resorts, is particularly attractive because of both the day and destination skier traffic heading to the mountains.”
Katz concluded, “Based on the performance that we have delivered to date this fiscal year, we would like to take this opportunity to increase the guidance previously announced in our second quarter earnings release and call. Based on our current estimates, we expect full year Resort Reported EBITDA, the combination of our Mountain and Lodging segments, to range from $220 million to $225 million and Resort Reported EBITDA excluding stock-based compensation expense to range from $225 million to $230 million. The Resort guidance includes a range for Mountain Reported EBITDA of $201 million to $206 million and Mountain Reported EBITDA excluding stock-based compensation expense of $205 million to $210 million, while we expect Lodging Reported EBITDA to range from $18 million to $22 million and Lodging Reported EBITDA excluding stock-based compensation expense expected to range from $19 million to $23 million. Real Estate Reported EBITDA is expected to range from negative $2 million to $1 million and Real Estate Reported EBITDA excluding stock-based compensation expense is expected to range from zero to $3 million. Based on our current estimates, we expect net income to range from $63 million to $68 million and net income excluding stock-based compensation expense to range from $67 million to $72 million. This includes an assumption that we will receive payment of the arbitration award relating to the termination of RockResorts’ Cheeca Lodge & Spa management agreement in the fourth quarter. Finally, in the third quarter, the Company did not repurchase any shares of common stock under our previously announced share repurchase program. Since inception of this program in fiscal 2006, the Company has repurchased 673,500 shares at an average price of $38.38 for a total amount of approximately $25.8 million, with 2,326,500 shares remaining available under the existing repurchase authorization.”

CONFERENCE CALL
For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am EDT, available on www.vailresorts.com. In order to access the non-GAAP financial information that will be referenced on the call, click on the Regulation G Compliance section under the Investor Relations tab at www.vailresorts.com.

Vail Resorts, Inc. is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly in California and Nevada and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

***
Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Such risks and uncertainties include but are not limited to: economic downturns; terrorist acts upon the United States; threat of or actual war; unfavorable weather conditions; our ability to obtain financing on terms acceptable to us to finance our real estate investments, capital expenditures and growth strategy; our ability to continue to grow our resort and real estate operations; competition in our Mountain and Lodging businesses; termination of existing hotel management contracts; adverse changes in the real estate markets; failure to commence or complete the planned real estate development projects; failure to achieve the anticipated short and long-term financial benefits from the planned real estate development projects; shortages or rising costs in construction materials; implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations; our reliance on government permits or approvals for our use of federal land or to make operational improvements; our ability to integrate and successfully operate future acquisitions; and adverse consequences of current or future legal claims. All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	April 30,
	2007	2006
Net revenue:
Mountain	$308,712	$294,773
Lodging	43,643	39,492
Real estate	17,134	7,124
Total net revenue	369,489	341,389
Segment operating expense:
Mountain	152,997	149,431
Lodging	31,126	30,515
Real estate	25,261	11,370
Total segment operating expense	209,384	191,316
Other operating expense:
Depreciation and amortization	(23,513)	(22,942)
Relocation and separation charges	(166)	(3,778)
Loss on disposal of fixed assets, net	(242)	(108)
Income from operations	136,184	123,245
Mountain equity investment income, net	1,660	780
Real estate equity investment loss	--	(20)
Investment income	4,334	3,156
Interest expense, net	(8,039)	(8,849)
Loss on sale of business	(601)	--
Contract dispute charges	(184)	(816)
Gain (loss) on put options, net	690	(113)
Minority interest in income of consolidated subsidiaries, net	(5,343)	(5,355)
Income before provision for income taxes	128,701	112,028
Provision for income taxes	(50,193)	(43,691)
Net income	$78,508	$68,337

Per share amounts:
Basic net income per share	$2.02	$1.78
Diluted net income per share	$1.99	$1.75

Other Data:
Mountain Reported EBITDA	$157,375	$146,122
Mountain Reported EBITDA excluding stock-based compensation	$158,361	$146,820
Lodging Reported EBITDA	$12,517	$8,977
Lodging Reported EBITDA excluding stock-based compensation	$12,823	$9,139
Resort Reported EBITDA	$169,892	$155,099
Resort Reported EBITDA excluding stock-based compensation	$171,184	$155,959
Real Estate Reported EBITDA	$(8,127)	$(4,266)
Real Estate Reported EBITDA excluding stock-based compensation	$(7,671)	$(3,983)

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Nine Months Ended
	April 30,
	2007	2006
Net revenue:
Mountain	$626,902	$581,279
Lodging	116,848	113,321
Real estate	100,272	20,226
Total net revenue	844,022	714,826
Segment operating expense:
Mountain	392,355	372,387
Lodging	98,233	101,050
Real estate	101,770	23,823
Total segment operating expense	592,358	497,260
Other operating (expense) income:
Depreciation and amortization	(66,857)	(63,296)
Relocation and separation charges	(1,401)	(3,778)
Asset impairment charge	--	(136)
Mold remediation credit	--	852
Loss on disposal of fixed assets, net	(332)	(835)
Income from operations	183,074	150,373
Mountain equity investment income, net	3,990	3,085
Real estate equity investment income	--	79
Investment income	8,815	5,390
Interest expense, net	(24,885)	(27,788)
(Loss) gain on sale of businesses, net	(601)	4,625
Contract dispute charges	(4,460)	(816)
Gain (loss) on put options, net	690	(79)
Other income, net	--	50
Minority interest in income of consolidated subsidiaries, net	(9,707)	(8,660)
Income before provision for income taxes	156,916	126,259
Provision for income taxes	(61,197)	(49,240)
Net income	$95,719	$77,019

Per share amounts:
Basic net income per share	$2.47	$2.05
Diluted net income per share	$2.44	$2.01

Other Data:
Mountain Reported EBITDA	$238,537	$211,977
Mountain Reported EBITDA excluding stock-based compensation	$241,601	$214,630
Lodging Reported EBITDA	$18,615	$12,271
Lodging Reported EBITDA excluding stock-based compensation	$19,474	$13,254
Resort Reported EBITDA	$257,152	$224,248
Resort Reported EBITDA excluding stock-based compensation	$261,075	$227,884
Real Estate Reported EBITDA	$(1,498)	$(3,518)
Real Estate Reported EBITDA excluding stock-based compensation	$52	$(2,454)

Vail Resorts, Inc.
Resort Revenue by Business Line and Skier Visits
(In thousands, except effective ticket price (“ETP”))
(Unaudited)

	Three Months Ended			Nine Months Ended
	April 30,		Percentage	April 30,		Percentage
	2007	2006	Increase	2007	2006	Increase
Business Line
Lift tickets	$158,380	$149,563	5.9%	$286,997	$263,036	9.1%
Ski school	44,650	41,851	6.7%	78,848	72,628	8.6%
Dining	28,624	27,973	2.3%	54,978	52,745	4.2%
Retail/rental	53,401	53,091	0.6%	141,210	131,708	7.2%
Other	23,657	22,295	6.1%	64,869	61,162	6.1%
Total Mountain Revenue	$308,712	$294,773	4.7%	$626,902	$581,279	7.8%

Total Lodging Revenue	$43,643	$39,492	10.5%	$116,848	$113,321	3.1%

Total Resort Revenue	$352,355	$334,265	5.4%	$743,750	$694,600	7.1%

	Three Months Ended		Percentage	Nine Months Ended		Percentage
	April 30,		Increase	April 30,		Increase
	2007	2006	(Decrease)	2007	2006	(Decrease)
Skier Visits
Vail	883	923	(4.3)%	1,608	1,676	(4.1)%
Breckenridge	875	863	1.4%	1,650	1,620	1.9%
Keystone	573	547	4.8%	1,171	1,094	7.0%
Heavenly	493	590	(16.4)%	900	1,023	(12.0)%
Beaver Creek	483	489	(1.2)%	890	875	1.7%
Total Skier Visits	3,307	3,412	(3.1)%	6,219	6,288	(1.1)%

ETP	$47.89	$43.83	9.3%	$46.15	$41.83	10.3%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of April 30,
	2007	2006
Real estate held for sale and investment	$305,085	$240,615
Total stockholders' equity	743,189	679,585

Long-term debt	575,162	516,871
Long-term debt due within one year	401	4,420
Total debt	575,563	521,291
Less: cash and cash equivalents	316,439	240,116
Net debt	$259,124	$281,175

Reconciliation of Non-GAAP Financial Measures

Resort, Mountain, Lodging and Real Estate Reported EBITDA and Resort, Mountain, Lodging and Real Estate Reported EBITDA excluding stock-based compensation have been presented herein as measures of the Company's financial operating performance. Reported EBITDA, Reported EBITDA excluding stock-based compensation and Net Debt (defined as long-term debt plus long-term debt due within one year less cash and cash equivalents) are not measures of financial performance or liquidity under accounting principles generally accepted in the United States of America ("GAAP"), and they might not be comparable to similarly titled measures of other companies. Reported EBITDA, Reported EBITDA excluding stock-based compensation and Net Debt do not purport to represent cash flows generated by operating, investing or financing activities or other financial statement data and should not be considered in isolation or as a substitute for measures of financial performance or liquidity prepared in accordance with GAAP. The Company believes that Reported EBITDA and Reported EBITDA excluding stock-based compensation are indicative measures of the Company's operating performance, and each similar to performance metrics generally used by investors to evaluate companies in the resort and lodging industries. The Company primarily uses Reported EBITDA excluding stock-based compensation targets in determining management bonuses.

Presented below is a reconciliation of Reported EBITDA and Reported EBITDA excluding stock-based compensation to net income for the Company calculated in accordance with GAAP for the three and nine months ended April 30, 2007 and 2006.
	(In thousands)
	Three Months Ended
	April 30,
	(Unaudited)
	2007	2006
Mountain revenue, net	$308,712	$294,773
Mountain operating expense excluding stock-based compensation	(152,011)	(148,733)
Mountain equity investment income, net	1,660	780
Mountain Reported EBITDA excluding stock-based compensation	158,361	146,820
Mountain stock-based compensation	(986)	(698)
Mountain Reported EBITDA	157,375	146,122

Lodging revenue, net	43,643	39,492
Lodging operating expense excluding stock-based compensation	(30,820)	(30,353)
Lodging Reported EBITDA excluding stock-based compensation	12,823	9,139
Lodging stock-based compensation	(306)	(162)
Lodging Reported EBITDA	12,517	8,977

Resort Reported EBITDA excluding stock-based compensation*	171,184	155,959
Resort Reported EBITDA*	169,892	155,099

Real Estate revenue, net	17,134	7,124
Real Estate operating expense excluding stock-based compensation	(24,805)	(11,087)
Real Estate equity investment loss	--	(20)
Real Estate Reported EBITDA excluding stock-based compensation	(7,671)	(3,983)
Real Estate stock-based compensation	(456)	(283)
Real Estate Reported EBITDA	(8,127)	(4,266)
Total Reported EBITDA	161,765	150,833
Depreciation and amortization	(23,513)	(22,942)
Relocation and separation charges	(166)	(3,778)
Loss on disposal of fixed assets, net	(242)	(108)
Investment income	4,334	3,156
Interest expense, net	(8,039)	(8,849)
Loss on sale of business	(601)	--
Contract dispute charges	(184)	(816)
Gain (loss) on put options, net	690	(113)
Minority interest in income of consolidated subsidiaries, net	(5,343)	(5,355)
Income before provision for income taxes	128,701	112,028
Provision for income taxes	(50,193)	(43,691)
Net income	$78,508	$68,337
* Resort represents the sum of Mountain and Lodging

	(In thousands)
	Nine Months Ended
	April 30,
	(Unaudited)
	2007	2006
Mountain revenue, net	$626,902	$581,279
Mountain operating expense excluding stock-based compensation	(389,291)	(369,734)
Mountain equity investment income, net	3,990	3,085
Mountain Reported EBITDA excluding stock-based compensation	241,601	214,630
Mountain stock-based compensation	(3,064)	(2,653)
Mountain Reported EBITDA	238,537	211,977

Lodging revenue, net	116,848	113,321
Lodging operating expense excluding stock-based compensation	(97,374)	(100,067)
Lodging Reported EBITDA excluding stock-based compensation	19,474	13,254
Lodging stock-based compensation	(859)	(983)
Lodging Reported EBITDA	18,615	12,271

Resort Reported EBITDA excluding stock-based compensation*	261,075	227,884
Resort Reported EBITDA*	257,152	224,248

Real Estate revenue, net	100,272	20,226
Real Estate operating expense excluding stock-based compensation	(100,220)	(22,759)
Real Estate equity investment income	--	79
Real Estate Reported EBITDA excluding stock-based compensation	52	(2,454)
Real Estate stock-based compensation	(1,550)	(1,064)
Real Estate Reported EBITDA	(1,498)	(3,518)
Total Reported EBITDA	255,654	220,730
Depreciation and amortization	(66,857)	(63,296)
Relocation and separation charges	(1,401)	(3,778)
Asset impairment charge	--	(136)
Mold remediation credit	--	852
Loss on disposal of fixed assets, net	(332)	(835)
Investment income	8,815	5,390
Interest expense, net	(24,885)	(27,788)
(Loss) gain on sale of businesses, net	(601)	4,625
Contract dispute charges	(4,460)	(816)
Gain (loss) on put options, net	690	(79)
Other income, net	--	50
Minority interest in income of consolidated subsidiaries, net	(9,707)	(8,660)
Income before provision for income taxes	156,916	126,259
Provision for income taxes	(61,197)	(49,240)
Net income	$95,719	$77,019
* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of net income excluding stock-based compensation, tax effected, to net income of the Company calculated in accordance with GAAP for the three and nine months ended April 30, 2007 and 2006. Also presented is a reconciliation of net income per diluted share excluding stock-based compensation, tax effected, to net income per diluted share of the Company calculated in accordance with GAAP for the three and nine months ended April 30, 2007 and 2006. The Company has presented these non-GAAP measures as it believes that this presentation provides a more comparable measure of the Company's historical results from ongoing operations for the three and nine months ended April 30, 2007 and April 30, 2006 to prior periods.

	Three Months Ended
	April 30,
	(Unaudited)
(In thousands, except per share amounts)	2007	2006
Net income excluding stock-based compensation	$79,599	$69,051
Stock-based compensation expense, before benefit from income taxes	(1,748)	(1,143)
Adjustment for benefit from income taxes	657	429
Net income	$78,508	$68,337

Diluted net income per share excluding stock-based compensation	$2.02	$1.77
Stock-based compensation expense per diluted common share, before benefit
from income taxes	(0.04)	(0.03)
Adjustment for benefit from income taxes, per diluted common share	0.02	0.01
Diluted net income per share	$1.99	$1.75

	Nine Months Ended
	April 30,
	(Unaudited)
(In thousands, except per share amounts)	2007	2006
Net income excluding stock-based compensation	$99,136	$79,954
Stock-based compensation expense, before benefit from income taxes	(5,473)	(4,700)
Adjustment for benefit from income taxes	2,056	1,765
Net income	$95,719	$77,019

Diluted net income per share excluding stock-based compensation	$2.52	$2.08
Stock-based compensation expense per diluted common share, before benefit
from income taxes	(0.14)	(0.12)
Adjustment for benefit from income taxes, per diluted common share	0.05	0.05
Diluted net income per share	$2.44	$2.01

A reconciliation of the low and high ends of the forecasted guidance range given for Reported EBITDA and Reported EBITDA excluding stock-based compensation for the Company's fiscal year ending July 31, 2007 is presented below.
	(In thousands)
	For the Year Ending
	July 31, 2007
	Low End Range	High End Range
Resort Reported EBITDA excluding stock-based compensation(1)	$225,000	$230,000
Resort segment stock-based compensation	(5,000)	(5,000)
Resort Reported EBITDA(1)	220,000	225,000
Real Estate Reported EBITDA excluding stock-based compensation	--	3,000
Real Estate segment stock-based compensation	(2,000)	(2,000)
Real Estate Reported EBITDA	(2,000)	1,000
Total Reported EBITDA	218,000	226,000
Depreciation and amortization	(87,000)	(87,000)
Relocation and separation charges	(1,500)	(1,500)
Loss on disposal of fixed assets, net	(500)	(500)
Investment income	11,800	12,000
Interest expense, net	(33,600)	(33,600)
Loss on sale of business	(600)	(600)
Contract dispute credit, net(2)	4,000	4,000
Gain on put options, net	700	700
Minority interest in income of consolidated subsidiaries, net	(7,800)	(7,700)
Income before provision for income taxes	103,500	111,800
Provision for income taxes	(40,400)	(43,600)
Net income	$63,100	$68,200

(1)
Resort represents the sum of Mountain and Lodging. The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. Readers are cautioned to recognize that the low end of the expected ranges provided for the Lodging and Mountain segments, while possible, do not sum to the low end of the Resort Reported EBITDA range provided because we do not necessarily expect or assume that we will actually hit the low end of both ranges, as the actual Resort Reported EBITDA will depend on the actual mix of the Lodging and Mountain components. Similarly, the high end of the ranges for the Lodging and Mountain segments do not sum to the high end of the Resort range.

(2)	Assumes that we will receive payment of the arbitration award relating to the termination of RockResorts’ Cheeca Lodge & Spa management agreement in the fourth quarter.

A reconciliation of the low and high ends of the forecasted guidance range given for net income excluding stock-based compensation for the Company's fiscal year ending July 31, 2007 is presented below.
	(In thousands)
	For the Year Ending
	July 31, 2007
	Low End Range	High End Range
Net income excluding stock-based compensation	$67,370	$72,470
Stock-based compensation expense, before benefit from income taxes	(7,000)	(7,000)
Adjustment for benefit from income taxes	2,730	2,730
Net income	$63,100	$68,200